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

IBM Notice of 2000 Annual Meeting and Proxy Statement

[IBM LOGO]

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 25, at 10 a.m., in the Grand Ballroom of the Renaissance Cleveland Hotel, Cleveland, Ohio.

At this year's Annual Meeting you will be asked to approve, among other things, adoption of the IBM 2000 Employees Stock Purchase Plan. Your vote on these matters is important and we appreciate your continued support.

Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,

/s/ Louis V. Gerstner, Jr.

Louis V. Gerstner, Jr.
Chairman of the Board


                             YOUR VOTE IS IMPORTANT

                       Please Vote by Using the Internet,
               the Telephone, or by Signing, Dating, and Returning
                             the Enclosed Proxy Card

IBM Notice of 2000 Annual Meeting and Proxy Statement

International Business Machines Corporation
Armonk, New York 10504
March 13, 2000


Notice of Meeting

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 25, 2000, at 10 a.m., in the Grand Ballroom of the Renaissance Cleveland Hotel, 24 Public Square, Cleveland, Ohio 44113. The items of business are:

1. Election of directors for a term of one year.

2. Ratification of the appointment of auditors.

3. Adoption of the IBM 2000 Employees Stock Purchase Plan.

4. Such other matters, including two stockholder proposals, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 1, 2000 (the "Record Date"), are entitled to vote at the meeting, or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.

/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary

Admission to the Annual Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our transfer agent at the address listed below. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is an IBM stockholder as of the Record Date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March 13, 2000, to stockholders entitled to vote. The IBM 1999 Annual Report, which includes financial statements, is being mailed with this Proxy Statement. Kindly notify EquiServe, the First Chicago Trust Division, Mail Suite 4688, P.O. Box 2530, Jersey City, N.J. 07303-2530, telephone 201-324-0405, if you did not receive a report, and a copy will be sent to you.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Table of Contents

                                                                            Page

1. Election of Directors for a Term of One Year                               5

General Information:

o Board of Directors                                                          8

o Committees of the Board                                                     8

o Other Relationships                                                         9

o Directors' Compensation                                                     9

o Section 16(a) Beneficial Ownership Reporting Compliance                    10

o Ownership of Securities--Common Stock and Total Stock-Based Holdings       10

Report on Executive Compensation                                             12

o Summary Compensation Table                                                 15

o Performance Graph                                                          20

2. Ratification of Appointment of Auditors                                   21

3. Adoption of the IBM 2000 Employees Stock Purchase Plan                    21

4. Stockholder Proposal on Executive Compensation                            23

5. Stockholder Proposal on Pension and Retirement Medical                    23

Other Business                                                               26

Proxies and Voting at the Meeting                                            26

Appendix A: IBM 2000 Employees Stock Purchase Plan                           28

IBM Notice of 2000 Annual Meeting and Proxy Statement

1. Election of Directors for a Term of One Year

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.


[PHOTO OMITTED] Cathleen Black, 55, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is a member of IBM's Directors and Corporate Governance Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, the Advertising Council and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

[PHOTO OMITTED] Kenneth I. Chenault, 48, is president and chief operating officer of American Express Company, a financial services company. He is a member of IBM's Executive Compensation and Management Resources Committee. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995 and to his present position in 1997. Mr. Chenault is a member of the board of directors of American Express Company, the National Collegiate Athletic Association Foundation, Mount Sinai-NYU Medical Center and Health System and the National Center on Addiction and Substance Abuse. He also serves on the Dean's Advisory Board of Harvard Law School and is a member of the Council on Foreign Relations. Mr. Chenault became an IBM director in 1998.

[PHOTO OMITTED] Juergen Dormann, 60, is chairman of the board of management of Aventis S.A., a life sciences company. He is a member of IBM's Audit Committee. Mr. Dormann joined Hoechst AG in 1963 and was elected finance and accounting director in 1987, chairman of the management board in 1994 and to his present position at Aventis in 1999. He is a director of ABB Ltd. and a member of the supervisory board of Allianz AG. Mr. Dormann became an IBM director in 1996.

[PHOTO OMITTED] Louis V. Gerstner, Jr., 58, is chairman of the Board and chief executive officer of IBM and chairman of IBM's Executive Committee. From 1989 until joining IBM in 1993, he was chairman of the board and chief executive officer of RJR Nabisco Holdings Corp., an international consumer products company. From 1985 to 1989, Mr. Gerstner was president of American Express Company. He is a member of the board of directors of Bristol-Myers Squibb Company. Mr. Gerstner co-chairs Achieve, an organization created by United States governors and business leaders to establish high academic standards in our nation's public schools. He serves on the President's Advisory Committee for Trade Policy and Negotiations. He is a member of the board of Memorial Sloan-Kettering Cancer Center and a director of the Council on Foreign Relations. Mr. Gerstner became an IBM director in 1993.

IBM Notice of 2000 Annual Meeting and Proxy Statement

[PHOTO OMITTED] Nannerl O. Keohane, 59, is president and professor of political science at Duke University. She is chairperson of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. She was formerly president of Wellesley College and a former faculty member at Swarthmore College and Stanford University. She is a member of the Council on Foreign Relations, the American Philosophical Society and the American Academy of Arts and Sciences. Dr. Keohane is a trustee of the Colonial Williamsburg Foundation and has served as vice president of the American Political Science Association. Dr. Keohane became an IBM director in 1986.

[PHOTO OMITTED] Charles F. Knight, 64, is chairman and chief executive officer of Emerson Electric Co., an electronics company. He is chairman of IBM's Executive Compensation and Management Resources Committee and a member of IBM's Executive Committee. He joined Emerson Electric in 1972 as vice chairman and was elected chief executive officer in 1973, chairman in 1974 and president in 1995. Prior to joining Emerson, he was president of Lester B. Knight & Associates, Inc., a consulting engineering firm. He is a director of SBC Communications Inc., Anheuser Busch Companies, Inc., BP Amoco p.l.c. and Morgan Stanley Dean Witter & Co. Mr. Knight became an IBM director in 1993.

[PHOTO OMITTED] Minoru Makihara, 70, is chairman of Mitsubishi Corporation. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Makihara joined Mitsubishi in 1956 and was elected president of Mitsubishi International Corporation in 1987, chairman of Mitsubishi International Corporation in 1990, president of Mitsubishi Corporation in 1992 and chairman in 1998. Mr. Makihara became an IBM director in 1997.

[PHOTO OMITTED] Lucio A. Noto, 61, is vice chairman of Exxon Mobil Corporation, an oil, gas and petrochemical company. He is a member of IBM's Audit Committee. Mr. Noto joined Mobil Corporation in 1962 and was elected to Mobil's board in 1988. He was elected chief financial officer in 1989, president and chief operating officer in 1993, chairman and chief executive officer in 1994 and to his present position at ExxonMobil in 1999. Mr. Noto is a director of Philip Morris Companies Inc. He is a member of the Trilateral Commission, the American Petroleum Institute and a member of the Board of Trustees of the Urban Institute. Mr. Noto became an IBM director in 1995.

IBM Notice of 2000 Annual Meeting and Proxy Statement

[PHOTO OMITTED] John B. Slaughter, 66, is president emeritus of Occidental College and Melbo Professor of Leadership in Education, University of Southern California. He is a member of IBM's Audit Committee. He is a former chancellor of the University of Maryland and a former director of the National Science Foundation. He is a director of the Atlantic Richfield Company, Avery Dennison Corporation, Solutia, Inc., and Northrop Grumman Corporation. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, a fellow of the Institute of Electrical and Electronics Engineers and a member of the Hall of Fame of the American Society for Engineering Education. Dr. Slaughter became an IBM director in 1988.

[PHOTO OMITTED] Alex Trotman, 66, is retired chairman and chief executive officer of the Ford Motor Company, an automotive manufacturer. He is a member of IBM's Directors and Corporate Governance Committee. Mr. Trotman joined Ford of Britain in 1955 and was elected president of Ford Asia-Pacific in 1983 and chairman of Ford of Europe in 1988. He became president and chief operating officer of Ford Automotive Group and a director in 1993. He was chairman and chief executive officer of the Ford Motor Company from 1993 to 1998. Mr. Trotman is a director of the New York Stock Exchange and Imperial Chemical Industries PLC. Mr. Trotman became an IBM director in 1994.

[PHOTO OMITTED] Lodewijk C. van Wachem, 68, is chairman of the supervisory board of Royal Dutch Petroleum Company, an oil, gas and petrochemical company. He is chairman of IBM's Audit Committee and a member of IBM's Executive Committee. In 1992, Mr. van Wachem retired as president of Royal Dutch Petroleum, a post he had held since 1982. He is a director of ATCO Ltd. and Zurich Financial Services, chairman of the supervisory board of Philips Electronics N.V. and a member of the supervisory boards of Akzo Nobel N.V., Bavarian Motor Works A.G. and Bayer A.G. Mr. van Wachem became an IBM director in 1992.

[PHOTO OMITTED] Charles M. Vest, 58, is president and professor of mechanical engineering at the Massachusetts Institute of Technology. He is a member of IBM's Executive Compensation and Management Resources Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of Woods Hole Oceanographic Institution and vice chair of the Council on Competitiveness. Dr. Vest became an IBM director in 1994.

IBM Notice of 2000 Annual Meeting and Proxy Statement

General Information

Board of Directors

The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board of Directors held 9 meetings during 1999. Overall attendance at Board and committee meetings was 90 percent. Attendance was at least 75 percent for each director except for Mr. Chenault and Mr. Dormann. Following the Annual Meeting, the Board will consist of 12 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

The IBM Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. Since 1994, the Board has had in place a set of governance guidelines reflecting these principles, including the Board's policy of requiring a majority of independent directors, the importance of equity compensation to align the interests of directors and stockholders, and the periodic review by the Board in executive session of its own performance and of the performance of the chief executive officer.

Committees of the Board

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

                                                                                Executive
                                                       Directors            Compensation and
                                                     and Corporate             Management
   Executive                 Audit                    Governance                Resources
---------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.*     L.C. van Wachem*             N.O. Keohane*              C.F. Knight*

N.O. Keohane            J. Dormann                   C. Black                   K.I. Chenault

C.F. Knight             L.A. Noto                    M. Makihara                C.M. Vest

L.C. van Wachem         J.B. Slaughter               A. Trotman

* Chair

Executive Committee

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee held 1 meeting in 1999.

Audit Committee

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

The Audit Committee is composed of outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 4 meetings in 1999.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Directors and Corporate Governance Committee

The Directors and Corporate Governance Committee was formed in 1993 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

The committee advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board.

The committee reviews and considers the Company's position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest. Members of the committee are outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 3 meetings in 1999.

Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Corporation, giving the recommended candidate's name, biographical data, and qualifications.

Executive Compensation and Management Resources Committee

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in, and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Retirement Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Executive Deferred Compensation Plan and the IBM Supplemental Executive Retention Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 12). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee administers. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held 4 meetings in 1999.

Other Relationships

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. In 1999, none of these transactions was individually significant or reportable.

The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct or indirect indemnification. These policies run from June 30, 1999, through June 30, 2000, at a total cost of $760,942. The primary carrier is Federal Insurance Company.

Directors' Compensation

Directors who are not employees of the Company receive an annual retainer of $70,000 and each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"). Under the DCEAP, outside directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Under the IBM Non-Employee Directors Stock Option Plan, each outside director receives an annual grant of options to purchase 4,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of an outside director, all options granted to such director shall become immediately exercisable. Outside directors are provided group life insurance of up to $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company's Matching Grants Program on the same basis as the Company's employees.

The Directors and Corporate Governance Committee of the Board periodically reviews IBM's director compensation practices and compares them against the practices of the largest U.S. companies in terms of market capitalization. In performing this review, the committee focuses on ensuring that the Company's outside directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company's stockholders. The committee believes that the Company's total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company's outside directors.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 1999 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

Ownership of Securities--Common Stock
and Total Stock-Based Holdings

The following table reflects shares of IBM common stock beneficially owned by the named persons, and the directors and executive officers as a group, as of December 31, 1999.

The table sets forth the beneficial ownership of shares of the Company's common stock, as well as all other IBM stock-based holdings as of December 31, 1999, by IBM's current directors and nominees, the executive officers named in the Summary Compensation Table on page 15, and the directors and officers as a group, as of December 31, 1999. The table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may appear under both the Voting and Investment Power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

IBM Notice of 2000 Annual Meeting and Proxy Statement

------------------------------------------------------------------------------------------------------------------------
                                                                                                    Total     Acquirable
                                   Voting Power             Investment Power                     Stock-based   within 60
------------------------------------------------------------------------------
            Name                 Sole        Shared        Sole        Shared        Stock(1)    holdings(2)    days(3)
------------------------------------------------------------------------------------------------------------------------
C. Black                          4,000          324        9,982          324          10,306      10,661        6,000
K.I. Chenault                         0        1,000          596        1,000           1,596       1,596            0
N.M. Donofrio                    62,250           40       37,050           40         122,290     125,541      658,409
J. Dormann                        4,000            0        6,901            0           6,901       6,901        6,000
L.V. Gerstner, Jr.              517,370          912      517,370          912         820,668     965,986    3,875,190
N.O.Keohane                           0        2,037       18,773        2,037          20,810      24,032       10,000
C.F. Knight                       9,907            0       21,050            0          21,050      22,915       10,000
M. Makihara                       1,000            0        3,082            0           3,082       3,082        1,000
L.A. Noto                         3,540        3,887       10,459        3,887          14,346      14,849       10,000
S.J. Palmisano                   20,432          320       20,432          320         164,492     175,812      399,615
L.R. Ricciardi                        0       37,972            0       37,972         140,972     143,742      129,999
J.B. Slaughter                      200          200       15,454          200          15,654      19,631       10,000
J.M. Thompson                   119,493            0       98,929            0         247,093     248,860      234,999
A. Trotman                            0        8,000        6,929        8,000          14,929      15,602       10,000
L.C. van Wachem                   4,000            0        9,167            0           9,167      12,216       10,000
C.M. Vest                           400            0        4,602            0           4,602       5,423       10,000
------------------------------------------------------------------------------------------------------------------------
Directors and executive
officers as a group (4)       1,022,167       57,752    1,030,499       57,752      2,317,487*   2,521,794    6,619,334*
------------------------------------------------------------------------------------------------------------------------

* The total of these two columns represents less than 1% of the outstanding shares. No individual's beneficial holdings totaled more than 1/3 of 1% of the outstanding shares. These holdings do not include 4,288,166 shares held by the IBM Retirement Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1) For executive officers, this column includes shares shown in the "Voting Power" and "Investment Power" columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan. They have no voting power over such shares and investment power only with regard to such shares acquired as a result of deferring fees paid to them.

(2) This column shows the total IBM stock-based holdings, including the securities shown in the "Stock" column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Executive Deferred Compensation Plan ("EDCP") and all Company matching contributions under the EDCP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)   Shares that can be purchased under an IBM stock option plan.

(4)   None of the directors or executive officers own any IBM preferred stock.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Report on Executive Compensation

The Executive Compensation and Management Resources Committee (the "Committee") is responsible for administering the Company's executive compensation policies and practices, and it approves all elements of compensation for elected corporate officers and certain other senior management positions. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities and obtains ratification by the non-employee members of the Board of all items of compensation for the two highest-paid executives. The Committee is comprised of three outside directors who are not eligible to participate in any of the plans or programs that it administers.

Compensation Philosophy and Practices

The Board believes that leadership and motivation of the Company's executives are critical to establishing IBM's preeminence both in the marketplace and as an investment for stockholders. The Committee is responsible to the Board for ensuring that the individuals in executive positions are highly qualified and that they are compensated in a manner that furthers the Company's business strategies and aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

o offer competitive total compensation value that will attract the best talent to IBM; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value.

o maintain a significant portion of executives' total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value.

o encourage executives to manage from the perspective of owners with an equity stake in the Company.

Beginning in 1994, section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options or stock appreciation rights under the IBM 1999 Long-Term Performance Plan and any prior Plans should qualify as performance-based. In 1995, the Committee amended IBM's Executive Deferred Compensation Plan (EDCP) to permit an executive officer who is subject to section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. In 1995 and again in 1999, the Company's stockholders approved terms under which the Company's annual and long-term performance incentive awards should qualify as performance-based. These terms do not preclude the Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m).

The Committee makes annual incentive awards based on its assessment of the Company's performance as measured against predetermined financial targets, taking into account various quantitative and qualitative factors. The primary quantitative factors reviewed by the Committee include such financial measures as net income, cash flow, earnings-per-share, and market capitalization of the Company. Among the qualitative factors evaluated by the Committee are the Company's performance relative to other leading multinational corporations, progress toward achievement of the Company's short-term and long-term business goals and the global business and economic environment. In addition, every executive is expected to uphold and comply with IBM's Business Conduct Guidelines, which require the individual to maintain the Company's discrimination-free workplace and high standards of environmental protection. Upholding the Business Conduct Guidelines contributes to the success of the individual executive, and to IBM as a whole.

IBM Notice of 2000 Annual Meeting and Proxy Statement

IBM's compensation program for executive officers is targeted to provide highly competitive total compensation levels (including both annual and long-term incentives) for highly competitive performance. Compensation is benchmarked against data developed by independent consultants using surveys of both the information technology industry and the largest U.S. market-capitalized companies and is set to reflect the 75th percentile of the compensation practices of comparator companies. These companies have executive positions similar to those at IBM in magnitude, complexity and scope of responsibility, and they are representative of the various markets in which IBM competes for executive talent. This is a broader and more diverse set of companies than those included in the S&P Computers (Hardware) Index used for the Performance Graph on page 20.

Stock ownership guidelines have been established for members of senior management to increase their equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that within a five-year period senior executives should attain an investment position in IBM stock or stock units of two to four times the sum of their base salary and annual incentive target depending on the individual's scope of responsibilities.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

Annual Cash Compensation: includes base salary and any cash incentive or bonus award earned for the year's performance. Both salary and the annual incentive target opportunity are established for each executive officer based on job responsibilities, level of experience, overall business performance and individual contribution to the business, as well as analyses of competitive industry practice. Actual annual incentive awards for 1999 are based on an assessment of these factors and various other quantitative and qualitative performance factors. Financial measures include net income and cash flow (with most of the weighting on net income) and directly align executive pay with Company profitability. Qualitative measures include achievements in areas such as product and technology leadership, growth in market share, implementation of key business programs and customer satisfaction. Final incentive amounts for the named executive officers are reported in the Summary Compensation Table. Effective January 1, 1998, the Committee amended the EDCP to permit participants to defer up to 15% of pay, in order to maintain parallel deferral limits between the EDCP and the qualified all-employee Tax Deferred Savings Plan 401(k).

Long-Term Incentive Compensation: includes stock options, long-term performance incentive awards and restricted stock or restricted stock unit awards. The objectives for these awards are to closely align executive interests with the longer-term interests of stockholders by encouraging equity participation and to retain the skills that are critical to the future success of the business. Stock options and long-term performance incentive opportunities depend on the creation of incremental stockholder value or the attainment of cumulative financial targets over three-year periods. These long-term grants represent a significant portion of the total compensation value provided to executive officers. Award sizes are based both upon individual performance, level of responsibility and potential to make significant contributions to the Company, as well as upon award levels at other companies included in the competitive surveys. In addition, long-term incentives granted in prior years are taken into consideration.

o STOCK OPTIONS are generally granted annually to executives and periodically to other selected employees whose contributions and skills are critical to the long-term success of the Company. Options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant, vest over a period of at least four years and generally expire after ten years. These options only have value to the recipients if the price of the Company's stock appreciates after the options are granted.

IBM Notice of 2000 Annual Meeting and Proxy Statement

o LONG-TERM PERFORMANCE INCENTIVE (LTPI) awards provide senior management with an incentive linked to both multiple-year corporate financial performance and stockholder value. Awards are intended to be made annually in the form of performance stock units. For awards made in 1999 covering the period 1999-2001, the stock units can be earned based on achieving cumulative financial goals of earnings-per-share and cash flow (with most of the weighting on earnings-per-share). Depending on the level of performance against the three-year goals, payout of the stock units can range between 0% to 150% of the target awards, as shown in the table on page 17. The stock units are valued based upon the market price of the Company's common stock. For LTPI awards made in 1997 covering the three-year period through 1999, the financial goals were earnings-per-share and cash flow weighted 80/20. Based on the Company's performance for this period, 108% of the stock units were earned by the participants. Payouts for the named executives are reported in the Summary Compensation Table on page 15.

o RESTRICTED STOCK UNIT awards are designed to provide long-term retention incentives for certain key members of senior management. These awards are highly selective, limited to a very small group of executives, and equity-based so as to tie them directly to stockholder return. The restriction period is generally five years or longer.

Compensation for the Chairman and Chief Executive Officer

Now in his seventh year as chairman and chief executive officer of IBM, Mr. Gerstner continues to demonstrate highly effective leadership and vision in a marketplace of unique complexity and speed of change. Since assuming his role in April of 1993, Mr. Gerstner has returned IBM to strength and has positioned IBM as the industry's leading e-business and solutions company. As a result, during his tenure through year-end 1999, stockholders have experienced an 817% increase in total stockholder return.

In a year which included the challenge of Year 2000 concerns ("Y2K"), IBM achieved record revenues of $87.5 billion, record after-tax profit of $7.0 billion, and earnings-per-share improvement of 13% year-to-year to a record $3.72 per share (this excludes an additional benefit of $0.40 per share due to a gain from the sale of the IBM Global Network, offset by charges relating to certain actions, including acquisitions). These results show the strength of IBM's portfolio and Mr. Gerstner's strategic vision in positioning IBM at the center of the e-business marketplace. Some highlights of IBM's business performance include e-business services revenues up 60% year-to-year and strong results in the strategic growth areas of services ($27 billion of revenue, excluding maintenance and the effect of the sale of the Global Network, up 17% year-to-year), software ($12.7 billion of revenue, up 7% year-to-year) and Original Equipment Manufacturing (OEM) technology ($7.8 billion of revenue, up 15% year-to-year). IBM was able to achieve these results while increasing spending on strategic initiatives such as the acquisition of Sequent (adding significantly to UNIX/NT capabilities) and other investments to advance its position as the leading e-business solutions provider, and while improving IBM's expense-to-revenue ratio.

The Committee's criteria for determining Mr. Gerstner's compensation are driven by three factors: the competitive marketplace, the complexity inherent in leading IBM (because of its size, breadth of product and service offerings, global reach, technology dependency, number of competitors and the rate/speed of change in the IT industry) and, most importantly, Mr. Gerstner's performance. The Committee believes that, in a year of unique challenge and change in the marketplace, Mr. Gerstner's performance and leadership in reaffirming IBM as the leading e-business company and in positioning IBM for continued growth was outstanding. This is reflected in Mr. Gerstner's annual incentive award of $7,200,000 for 1999, which is reported in the "Bonus" column of the Summary Compensation Table on page 15. He also earned a payout from the 1997-99 long-term performance incentive award based on the Company's cumulative financial results over the three-year period.

The terms of Mr. Gerstner's employment agreement, including his annual long-term performance incentive target opportunity, are described in the section entitled, "Employment Agreements and Change-in-Control Arrangements" on page 19.

Charles F. Knight (chairman)
Kenneth I. Chenault
Charles M. Vest

IBM Notice of 2000 Annual Meeting and Proxy Statement

Summary Compensation Table

--------------------------------------------------------------------------------------------------------------------------
                                                                           Long-Term Compensation (1)
--------------------------------------------------------------------------------------------------------------------------
                                      Annual Compensation                      Awards             Payouts
--------------------------------------------------------------------------------------------------------------------------
                                                            Other     Restricted   Securities
    Name and                                               Annual        Stock     Underlying      LTIP      All Other
Principal Position   Year       Salary         Bonus   Compensation(2)  Awards     Options(#)     Payouts   Compensation
--------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.   1999     $2,000,000   $7,200,000      $66,376            $0            0   $5,250,717     $285,000(3)
Chairman             1998      1,875,000    7,500,000       12,384             0            0    4,145,419      191,250
and CEO              1997      1,500,000    4,500,000        5,081             0    4,400,000    2,094,018      102,600

J.M. Thompson        1999        662,500      900,000        5,122             0      100,000    3,029,530       49,875(3)
Senior VP            1998        612,500    1,000,000            0             0      120,000    1,785,696       43,125
                     1997        575,000      825,000            0     2,057,500      200,000    1,875,240       29,190

S.J. Palmisano       1999        575,000      775,000            0     6,312,500      100,000    2,019,686       44,250(3)
Senior VP            1998        481,250      900,000            0             0      120,000    1,160,702       32,588
                     1997        399,167      605,000            0     2,057,500      160,000      781,350       22,370

L.R. Ricciardi       1999        500,000      725,000          276             0       80,000    2,524,608       40,500(3)
Senior VP and        1998        492,500      850,000        1,458             0      120,000    1,488,080       38,775
General Counsel      1997        470,000      800,000        1,412     2,057,500      180,000    1,562,700      568,768

N.M. Donofrio        1999        550,000      650,000          729             0       60,000    3,029,530       36,000(3)
Senior VP            1998        550,000      650,000            0             0      100,000    1,488,080       34,800
                     1997        537,500      610,000            0             0      200,000    1,250,160       25,665
--------------------------------------------------------------------------------------------------------------------------

(1) At the end of 1999, Mr. Gerstner held 87,784 performance stock units and 302,386 restricted stock units having a combined value of $42,138,360; Mr. Thompson held 60,600 performance stock units, 127,600 restricted stock units and 20,564 shares of restricted stock having a combined value of $22,546,512; Mr. Palmisano held 52,600 performance stock units and 143,740 restricted stock units having a combined value of $21,204,720; Mr. Ricciardi held 53,400 performance stock units and 103,000 restricted stock units having a combined value of $16,891,200; and Mr. Donofrio held 50,000 performance stock units, 60,000 restricted stock units, and 25,200 shares of restricted stock having a combined value of $14,601,600. Restricted stock and restricted stock units earn dividends and dividend equivalents at the same rate as dividends paid to shareholders; otherwise, restricted stock/unit awards have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.

(2) For Mr. Gerstner, in 1999 this amount includes perquisites and personal benefits in excess of reporting thresholds, including $27,354 for the use of corporate aircraft and $15,191 for the use of cars in commuting to and from work.

(3) Represents the Company's contributions to the IBM Tax Deferred Savings Plan ("TDSP 401(k)") and the Executive Deferred Compensation Plan ("EDCP").

IBM Notice of 2000 Annual Meeting and Proxy Statement

Stock Option/SAR Grants in Last Fiscal Year(1)

--------------------------------------------------------------------------------------------------
                                 Individual Grants
--------------------------------------------------------------------------------------------------
                      Number      % of Total                        Potential Realizable Value at
                   of Securities Options/SARs                          Assumed Annual Rates of
                    Underlying    Granted to  Exercise               Stock Price Appreciation for
                   Options/SARs  Employees in   Price   Expiration     Ten-Year Option Term (3)
     Name           Granted(2)    Fiscal Year per Share    Date        0%        5%          10%
--------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.         0       0.00%         n/a         n/a       $ 0         $ 0         $ 0
J.M. Thompson        100,000       0.23%     $ 88.96     2/22/09         0   5,595,000  14,178,000
S.J. Palmisano       100,000       0.23%       88.96     2/22/09         0   5,595,000  14,178,000
L.R. Ricciardi        80,000       0.19%       88.96     2/22/09         0   4,476,000  11,342,400
N.M. Donofrio         60,000       0.14%       88.96     2/22/09         0   3,357,000   8,506,800
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
Increase in market value of IBM common stock for all        5% (to $145/share)  10% (to $231/share)
stockholders at assumed annual rates of stock price         ------------------  ------------------
appreciation (as used in the table above) from $88.96 per    $ 99.8 billion       $253.0 billion
share, over the ten-year period, based on 1,784.2 million
shares outstanding on December 31, 1999.
--------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 1999.

(2) Included in the total aggregate exercise price of the grants made to each of Messrs. Thompson, Palmisano, Ricciardi and Donofrio is approximately $100,000 of Incentive Stock Options, which become exercisable along with the balance of their grants in four equal installments commencing on the first anniversary date.

(3) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, an $88.96 per share price with a 5% annual growth rate results in a stock price of $145 per share and a 10% rate results in a price of $231 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

------------------------------------------------------------------------------------------------------------------------------
                                                              Number of Securities                 Value of Unexercised
                        Shares                               Underlying Unexercised                In-the-Money Options/
                      Acquired on          Value         Options/SARs at Fiscal Year-End          SARs at Fiscal Year-End
                                                         ---------------------------------------------------------------------
        Name          Exercise (#)       Realized         Exercisable      Unexercisable      Exercisable      Unexercisable
------------------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.      803,156         $ 87,732,699         3,575,190          3,498,614     $ 263,439,556      $ 217,910,545
J.M. Thompson            90,788            8,950,341           129,998            340,004         8,898,986         18,030,941
S.J. Palmisano           50,910            5,201,799           320,614            294,004        24,457,666         14,102,156
L.R. Ricciardi          228,944           20,400,788            44,998            295,004         2,784,299         15,785,754
N.M. Donofrio                 0                    0           578,408            275,004        48,837,775         15,653,191
------------------------------------------------------------------------------------------------------------------------------

IBM Notice of 2000 Annual Meeting and Proxy Statement

Long-Term Incentive Plans-Awards in Last Fiscal Year

----------------------------------------------------------------------------------------------------------------------
                                                Performance or
                          Number of              Other Period                 Estimated Future Payouts under
                        Shares, Units          Until Maturation               Non-Stock Price-Based Plans(1)
                                                                     -------------------------------------------------
       Name            or Other Rights             or Payout         Threshold(#)(2)      Target(#)          Maximum(#)
----------------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.          16,864                 1/99-12/01              4,216            16,864              25,296
J.M. Thompson               16,600                 1/99-12/01              4,150            16,600              24,900
S.J. Palmisano              16,600                 1/99-12/01              4,150            16,600              24,900
L.R. Ricciardi              13,400                 1/99-12/01              3,350            13,400              20,100
N.M. Donofrio               10,000                 1/99-12/01              2,500            10,000              15,000
----------------------------------------------------------------------------------------------------------------------

(1) Long-Term Performance Incentive (LTPI) awards are denominated in Performance Stock Units (PSUs), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/99 and ending 12/31/01. Performance against each of the targets will be subject to separate payout calculations. The target number of performance stock units will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maximum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold.

      After the performance period, one-half of the earned performance stock units will be paid in cash. The cash value for each performance stock unit will be equal to the average closing price of one share of IBM common stock for the month of January 2002. The balance of the performance stock units will be paid in an equivalent number of stock units, which will be restricted for a two-year period ending 12/31/03.

(2) The amounts in this column represent the threshold number that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

Retirement Plans

Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retention Plan ("SERP"). Benefits under the SERP are offset by benefits under the Company's funded, tax-qualified defined benefit pension plan known as the IBM Personal Pension Plan. The SERP and the IBM Personal Pension Plan are referred to collectively as the "Plans".

Effective July 1, 1999, the SERP was amended in line with amendments to the IBM Personal Pension Plan. As with the changes to the IBM Personal Pension Plan, transition provisions for executives close to retirement are applicable. Executives who were within five years of retirement eligibility on July 1, 1999, remain eligible under the prior SERP provisions.

For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final five years of employment or the highest consecutive five calendar years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Plans, as of December 31, 1999, are: Mr. Gerstner, 6 years; Mr. Thompson, 33 years; Mr. Palmisano, 26 years; Mr. Ricciardi, 4 years; and Mr. Donofrio, 32 years. No additional benefits are payable under the Plans for years of service in excess of 35 years.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the applicable IBM Personal Pension Plan formula. Benefits are paid from the trust under the IBM Personal Pension Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

The following tables set out the estimated annual retirement benefit payable under the Plans for a participant at age 65, for various levels of average annual compensation (as defined below) and years of service, under the prior SERP provisions and under the SERP provisions effective July 1, 1999. The 5 named executive officers are eligible for retirement benefits under the prior SERP provisions, as supplemented in the case of Mr. Gerstner by a separate arrangement.

Mr. Gerstner's annual pension from the Company under his employment agreement has been set at approximately $1,140,000 at age 60.

Table 1. Estimated Annual Retirement Benefits Payable under the Plans in 1999 at Age 65 under prior SERP Provisions

--------------------------------------------------------------------------------
  Five-Year
   Average                             Years of Service
--------------------------------------------------------------------------------
Compensation      5          15         20          25         30          35
--------------------------------------------------------------------------------
$ 200,000    $ 17,340    $ 52,020   $ 69,360     $82,360   $ 95,360   $ 102,860
  250,000      23,715      71,145     94,860     111,110    127,360     136,735
  400,000      42,840     128,520    171,360     197,360    223,360     238,360
  600,000      68,340     205,020    273,360     312,360    351,360     373,860
  800,000      93,840     281,520    375,360     427,360    479,360     509,360
1,000,000     119,340     358,020    477,360     542,360    607,360     644,860
1,500,000     183,090     549,270    732,360     829,860    927,360     983,610
2,000,000     246,840     740,520    987,360   1,117,360  1,247,360   1,322,360
--------------------------------------------------------------------------------

Table 2. Estimated Annual Retirement Benefits Payable under the Plans in 1999 at Age 65 under current SERP Provisions

--------------------------------------------------------------------------------
  Five-Year
   Average                             Years of Service
--------------------------------------------------------------------------------
Compensation      5          15         20          25         30          35
--------------------------------------------------------------------------------
$ 200,000         n/a         n/a        n/a         n/a        n/a         n/a
  250,000    $ 12,500    $ 37,500   $ 50,000    $ 62,500   $ 75,000    $ 87,500
  400,000      31,250      93,750    125,000     156,250    187,500     218,750
  600,000      55,714     167,143    222,857     278,571    334,286     390,000
  800,000      74,286     222,857    297,143     371,429    445,714     520,000
1,000,000      92,857     278,571    371,429     464,286    557,143     650,000
1,500,000     139,286     417,857    557,143     696,429    835,714     975,000
2,000,000     185,714     557,143    742,857     928,571  1,114,286   1,300,000
--------------------------------------------------------------------------------

IBM Notice of 2000 Annual Meeting and Proxy Statement

Other Deferred Compensation Plans

The IBM TDSP 401(k) (the "TDSP") (previously known as the IBM Tax Deferred Savings Plan) allows all eligible employees to defer up to 15% of their income on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers participate in the TDSP on the same basis as all other employees. Internal Revenue Service limits on the TDSP preclude an annual investment of more than $10,500 or an eligible compensation base of more than $170,000 for any one employee.

IBM established the Executive Deferred Compensation Plan (the "EDCP") in 1995. The EDCP formerly was known as the Extended Tax Deferred Savings Plan. The EDCP allows any U.S. executive, including officers, to defer additional monies and receive a Company match on the same basis as the TDSP except that the Company match for the EDCP is credited only in units of IBM common stock, which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until retirement under the EDCP. In the event that the salary of a Company officer who is subject to the limits of section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The EDCP is not funded and participants are general creditors of the Company. All investments in the EDCP earn income based on the results of the actual TDSP funds' performance, but the income is paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

Employment Agreements and Change-in-Control Arrangements

The Company entered into an employment agreement with Mr. Gerstner as of March 26, 1993, whereby he serves as the chairman and chief executive officer of the Company. Effective January 1, 1996, the employment agreement was amended to provide that Mr. Gerstner's annual salary is at least $1,500,000, his annual incentive target award opportunity is at least $2,000,000, and his annual long-term performance incentive target award opportunity is at least $1,500,000. In addition, the agreement provides Mr. Gerstner with an annual pension at age 60 from IBM of approximately $1,140,000.

Effective November 17, 1997, the agreement was further amended to provide that Mr. Gerstner will become a consultant to the Company for a period of 10 years following his retirement. During this period, he will receive a daily consulting fee based on his daily salary rate at the time of his retirement plus reasonable expense reimbursement, and he will adhere to Company rules prohibiting competition, solicitation of employees and other activities detrimental to the Company. In addition, he will continue to have use of Company facilities and services, such as aircraft, cars, office, and financial planning. He will also be treated as a retired employee of IBM for purposes of retiree medical benefit coverage for him and his spouse and the vesting and payout terms of awards pursuant to the Long-Term Performance Plan. He receives these benefits only if he remains until age 60, leaves earlier with the consent of the Board, becomes disabled or is terminated without cause. If he leaves the Company before age 60 with the consent of the Board, he will receive the benefits to which the March 1993 agreement otherwise entitled him for a termination without cause. This amendment also provides that his base salary prior to the January 1, 1996, amendment (and any increases in his base salary) will be deemed to be his base salary for purposes of the guaranteed payments he would receive pursuant to the agreement in the event of a termination without cause. It is not possible to predict the value of the consulting agreement or the other benefits described above. The foregoing description has been provided on the assumption that such value may exceed $100,000.

In the event of termination without cause, or due to a "change-in-control" of the Company, as defined in the agreement, Mr. Gerstner would receive salary for the period of time remaining until he reaches age 60, prorated incentive payments, the right to exercise all stock options, and other specified benefits. The Company has no other change-in-control arrangements with any of its executive officers. There are no employment agreements with the named executive officers, other than Mr. Gerstner, that provide for their continuing service.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Performance Graph

Comparison of Five-Year Cumulative Total Return for IBM, S&P 500 Stock Index, and S&P Computers (Hardware) Index (excluding IBM)

                             1994     1995       1996      1997       1998      1999
-------------------------------------------------------------------------------------
IBM Common Stock              100    125.68     210.73    293.60     521.06    612.26
S & P 500 Stock Index         100    137.58     169.17    225.61     290.09    351.13
S & P Computers (Hardware)
  Index (excluding IBM)       100    149.35     194.22    294.96     514.83    850.53

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indexes. Since IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. The S&P Computers (Hardware) Index is such an index. The results for this index exclude IBM.

The graph assumes $100 invested on December 31, 1994, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

IBM Notice of 2000 Annual Meeting and Proxy Statement

2. Ratification of Appointment of Auditors

The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent accountants, to be IBM's auditors for the year 2000 and recommends to stockholders that they vote for ratification of that appointment.

PricewaterhouseCoopers LLP served in this capacity for the year 1999. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The committee's review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation.

The IBM Board of Directors unanimously recommends a vote FOR this proposal.

3. Adoption of the IBM 2000 Employees Stock Purchase Plan

In 1958, IBM stockholders first approved an employees stock purchase plan designed to give employees a greater stake in the Company through increased stock holdings. Subsequently, stockholders have approved additional, consecutive stock purchase plans, the last of which was approved on April 25, 1995. At the end of 1999, approximately 307,000 employees were eligible to participate and approximately 103,000 employees were participating in the IBM 1995 Employees Stock Purchase Plan (the "1995 Plan"), which became effective July 1, 1995. From July 1, 1995, to December 31, 1999, employees purchased nearly 43,000,000 split-adjusted shares under the 1995 Plan.

The Board of Directors continues to believe that an employees stock purchase plan is in IBM's best interest and therefore recommends adoption of a new five-year plan.

The following summary describes features of the IBM 2000 Employees Stock Purchase Plan (the "Plan"). This summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Appendix A.

If approved by stockholders, the Plan will become effective July 1, 2000, and 30,000,000 shares of authorized common stock ($0.20 par value) will be reserved for issuance under the Plan. The 1995 Plan would be superseded and no additional shares would be issued thereunder after June 30, 2000. The Plan will have a duration of five years, subject to earlier termination by the Board of Directors.

The Plan will permit employees to purchase IBM common stock through payroll deductions during ten consecutive semiannual offerings, beginning July 1, 2000.

Eligible employees on each offering date will be able to purchase full or fractional shares through payroll deductions of up to 10% of compensation, but in no event shall the fair market value of the shares purchased under the Plan by an employee, as measured as of the first day of each applicable Offering Period, exceed $25,000 in any calendar year. The price an employee pays will be the lesser of 85% of the average market price on the first business day of each offering period or 85% of the average market price on the last business day of the applicable pay period. Shares for the Plan may be sourced from shares purchased in the open market, treasury shares or authorized and unissued shares. Eligibility will be extended to all regular and certain other employees of the Company and of its subsidiaries, as defined in the Plan.

IBM Notice of 2000 Annual Meeting and Proxy Statement

There are four significant changes to the Plan designed to further the Company's philosophy of encouraging employees to invest in and retain IBM common stock. First, each Offering Period (the "Offering Period") under the Plan shall be six months in duration. Second, the purchase price employees pay will be the lesser of 85% of the average market price on the first business day of each Offering Period or 85% of the average market price on the last business day of the applicable pay period. Third, employees will be required to be enrolled in the Plan prior to an Offering Period in order to participate in that Offering Period. Plan enrollments or re-enrollments during an Offering Period will be effective as of the first day of the next Offering Period. Fourth, an employee may decrease, but may not increase, his or her payroll deduction during an Offering Period. Employees enrolled in the 1995 Plan on the last day of that Plan will not be required to re-enroll. If the employee does not change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods.

For U.S. federal income tax purposes, an employee does not realize income at the time of entry into the Plan or purchase of a share. If no disposition of the stock is made within two years from the first day of an Offering Period, or one year from the date the share is purchased by the employee, upon subsequent disposition of the stock, ordinary income will be realized to the extent of the lesser of (1) 15% of the average market value on the first business day of the Offering Period, or (2) the amount by which the net proceeds of the sale exceed the price paid. Any further gain will be treated as capital gain. No income tax deduction will be allowed the Company for shares purchased by the employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

The Plan will be administered by a committee composed of senior management. The Plan may be amended by the Board of Directors but may not be amended, without prior stockholder approval, to increase the number of shares or to reduce the purchase price per share. The proceeds of the sale of stock and of administrative fees received under the Plan will constitute general funds of the Company and may be used by it for any purpose. The Plan provides for proportionate adjustments to reflect stock splits, stock dividends, or other changes in the capital stock.

On February 28, 2000, IBM common stock closed at $104.4375 on the New York Stock Exchange.
--------------------------------------------------------------------------------
The IBM Board of Directors unanimously recommends a vote FOR this proposal.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Stockholder Proposals

Stockholder proposals may be submitted for inclusion in IBM's 2001 proxy material after the 2000 Annual Meeting but must be received no later than 5 p.m. EST on November 13, 2000. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Armonk, N.Y. 10504.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of auditors, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

Management opposes the following proposals for the reasons stated after the proposals.

4. Stockholder Proposal on Executive Compensation

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

RESOLVED: "That the stockholders recommend that the Board take the necessary steps that IBM specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

"Last year the owners of 56,614,718 shares, representing approximately 9.8% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this proposal."
--------------------------------------------------------------------------------

The IBM Board of Directors recommends a vote AGAINST this proposal.

The Company provides disclosure of executive compensation information each year in full compliance with the regulations of the Securities and Exchange Commission. Under these same regulations, the Company already provides detailed information about the overall compensation arrangements of the Company's chairman and chief executive officer, as well as its four other highest paid executive officers. The Executive Compensation and Management Resources Committee of the Board, which is comprised solely of non-employee directors, reviews and approves the compensation of all executive officers of the Company. Since the proposal attempts to impose future obligations beyond what is required by the law, as well as beyond what other companies disclose, the Board believes the proposal should be rejected. The Board believes that the existing disclosure adequately and fairly describes the compensation structure for IBM's executive officers as well as furnishes an informed basis for IBM stockholders to evaluate the Company's use of compensation to motivate and retain its key personnel. The Board therefore unanimously recommends a vote AGAINST this proposal.

5. Stockholder Proposal on Pension and Retirement Medical

Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of record of 346.077 shares of IBM stock, on behalf of himself and 343 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

In 1999 IBM announced new pension and retirement medical insurance plans and revoked long-promised plans for over 100,000 employees. Indignation swelled at packed town meetings organized by employees. Management was flooded with e-mail, and the Internet provided a vehicle for a massive

IBM Notice of 2000 Annual Meeting and Proxy Statement

outpouring of dissent. Just before a Senate hearing scheduled in response to the growing criticism, IBM doubled the number of employees eligible to choose the old, promised retirement plan. Three days after the hearing IBM quietly announced that these additional employees would not receive the old retirement medical. And those under 40 years old were locked into both the new medical and the new retirement. Employees were thus divided into three permanent groups based on age; IBM broke its highly touted and unqualified promise to employees not to discriminate based on age.

IBM openly acknowledged that the average employee would lose 20% of retirement pay under the new plan. But on September 20, the Wall Street Journal reported losses as high as 50%. Although the portability feature of the new plan is advantageous to employees who plan to leave the company, an IBM engineer showed that workers accrue retirement pay at only about 1/3 to 1/2 the rate they did under the old plan; further, their opening balances include only a fraction of the amount vested under the old plan. Thus, only those who leave the company derive any benefit from the new plan. Younger employees who stay with IBM throughout their career suffer the most loss.

IBM also acknowledged to some employees that their new individual medical insurance accounts would probably run out of money as they approach old age. The new plan's limited medical insurance is especially a problem for lower- paid workers.

Feeding the outrage was IBM's declaration that it planned to use the $200 million saved to fund stock options for executives and other targeted employees. Many of IBM's most talented employees do not feel comfortable with a deserved bonus being tied to reducing promised retirement pay and medical insurance for fellow employees.

IBM management argues that to compete for talented younger workers, it must offer a portable retirement plan. If so, why are younger workers the only ones not offered a choice? How will IBM attract new talent by outraging its loyal, talented, successful, and vocal workforce? How does IBM become more attractive by blowing away the trust it built up over generations? If IBM management succeeded, management would not have incited huge protest meetings, union organizing, adverse media coverage, and Senate hearings.

Resolved: the shareholders request that the IBM Board of Directors adopt the following policy: (1) all employees, regardless of age, will receive the same long-promised retirement medical insurance and pension choice as employees who are within five years of retirement. (2) the portable cash balance plan will provide a monthly annuity equal to that expected under the old pension plan or a lump sum that is actuarially equivalent.
--------------------------------------------------------------------------------

The IBM Board of Directors recommends a vote AGAINST this proposal.

Last May, IBM announced a new design for its U.S. pension plan, called a cash-balance plan, and its retiree medical plan, called the Future Health Account. Prior to making this change, IBM studied the practices of the companies against which it competes for employee talent. This was an exhaustive analysis, including information from over 75 companies on all aspects of their compensation and benefit plans and programs, including salary, bonuses, equity award programs, medical benefits and pensions.

As a result of these studies, IBM found that a number of its programs and plans were significantly out of line with what the competition was offering their employees. In pensions, IBM found that 75% of its competitors do not offer a pension plan; even fewer offer retiree medical. Further, studies show that 40% of IBM employees have been with IBM for less than 6 years and that less than 10% of IBM employees joining today will work here for 30 years. The notion of lifetime employment with one company is no longer a marketplace reality. This is important to understand because IBM instituted the changes to its pension plan to place more focus on capital accumulation over time for all employees, moving away from the age and years of service model that rewarded longevity and which provided little incentive in attracting and retaining employees. IBM changed its retiree medical plan to provide approximately the same level of benefit as the prior plan in the aggregate, but in a way that is easier for the employee to understand. Although most of IBM's competitors do not offer retiree medical, IBM continued to place a value on this benefit by creating the Future Health Account, an IBM-funded account-based approach which gives retirees more flexibility in purchasing coverage under the IBM group plans.

After announcing the changes in May, management heard from its employees that they were concerned over where the line had been drawn in terms of being able to choose between the traditional and new pension plans. As a result of these comments, IBM expanded the group of employees who could choose between the new and traditional pension plan approaches, more than doubling the employees in this choice group.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Management and the Board are committed to a cash-balance pension plan design, as it better reflects the reality of today's marketplace, both in terms of employee career expectations and the competitiveness of our total compensation programs. This is also a trend among other companies, with an estimated 300 companies announcing cash-balance pension plans in the last 10 years, including AT&T, Bell Atlantic, Citigroup, EDS and MCI.

It is also important to note that IBM did not limit its compensation and benefits analysis to pension and retiree medical plans. For example, studies showed that for certain job categories IBM's cash compensation programs were below the industry norm, and as a result IBM has embarked on an effort to deliver greater cash value to these positions. In 2000, IBM will fund a very competitive salary increase program, and expects to pay out more than $1.6 billion in bonus pay to non-executive employees, up 80% from 1995.

In these studies, IBM also found that its equity award programs lagged behind the programs of its competitors, and since 1995, IBM has increased by 3,000% the number of employees receiving stock options, growing from 1,000 in 1995 to an expected 30,000 in 2000 (over 90% of whom will be non-executive employees). Further, as part of its commitment to deliver greater flexibility to employees and to offer better ways to plan for the future, IBM is proposing for approval by stockholders at the 2000 Annual Meeting a significantly enhanced Employees Stock Purchase Plan (ESPP). This new ESPP now has 6-month, rather than yearly, offering periods, and offers employees the opportunity to buy shares at a 15% discount from the better of the price at the beginning of the offering period or the price on the date the shares are actually purchased. This makes investing in IBM shares all the more attractive, and the terms of the new ESPP are described more on pages 21 to 22 and Appendix A hereto.

In sum, IBM is committed to providing its employees with a total compensation and benefits package that is competitive and that serves to attract and retain the best performers. To do so, IBM will continually review its plans and programs, making changes where appropriate. IBM believes that its efforts to better structure its cash and benefits programs are working--for 1999, job satisfaction was up and the job acceptance rate by recruits was up over 1998.

For all of these reasons, the Board unanimously recommends a vote AGAINST the Proposal.

IBM Notice of 2000 Annual Meeting and Proxy Statement

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company's By-laws, stockholders who intend to present an item of business at the 2001 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company's secretary no earlier than October 14, 2000 and no later than November 13, 2000, as set forth more fully in such By-laws.

Proxies and Voting at the Meeting

The $.20 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 25, 2000, meeting. Each stockholder of record at the close of business as of March 1, 2000 (the "Record Date"), is entitled to one vote for each share held at the meeting, or any adjournment thereof. On February 10, 2000, there were 1,799,397,954 common shares entitled to be voted.

Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of auditors, to approve the IBM 2000 Employees Stock Purchase Plan, and to recommend that the Board consider adoption of a stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on current state law requirements and IBM's Certificate of Incorporation and By-laws.

All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM's state of incorporation. Votes are counted by employees of EquiServe, the First Chicago Trust Division, IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of Corporation Trust Company.

Shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign, and give the proxy card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by competent counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

IBM Notice of 2000 Annual Meeting and Proxy Statement

The proxy card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM Tax Deferred Savings Plan (the "TDSP"), the enclosed proxy card also serves as a voting instruction to the Trustee of the TDSP for IBM shares held in the IBM Stock Fund as of the Record Date, provided that instructions are furnished over the Internet or by telephone by April 19, 2000, or that the card is signed, returned, and received by April 19, 2000. If instructions are not received over the Internet or by telephone by April 19, 2000, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the TDSP will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $40,000, plus reasonable out-of-pocket expenses.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary
March 13, 2000

IBM Notice of 2000 Annual Meeting and Proxy Statement

Appendix A.

IBM 2000 Employees Stock Purchase Plan

The purpose of this Plan is to provide employees a continued opportunity to purchase IBM stock through semiannual offerings to be made during the five-year period commencing July 1, 2000. 30,000,000 shares of IBM stock in the aggregate ($0.20 par value) have been approved for this purpose.

1. Administration. The Plan shall be administered by a Committee appointed by the Board of Directors from members of senior management, consisting of at least three members. The Committee shall have authority to make rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

2. Eligibility. Except as provided below, all employees of the Corporation or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code (including, but not limited to, Section 423 (b)(3), (4), (5), and (8) thereof) and the regulations promulgated thereunder. No employee may be granted an option if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Corporation or any subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3. Offering Periods. The Corporation shall make semiannual offering periods to employees to purchase IBM stock under this Plan (each, an "Offering Period"). Each Offering Period shall be six months in duration, during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the measure of such of the employee's participation in the Offering Period as is based on compensation.

4. Purchase of Shares. Shares shall be purchased each pay period during an Offering Period. The purchase price for each share purchased shall be the lesser of 85% of the average market price on the first business day of each Offering Period or 85% of the average market price on the last business day of each pay period. Each employee participating in the Plan during any Offering Period shall be granted an option, upon the effective date of such Offering Period, for as many full and fractional shares of IBM stock as the participating employee may elect to purchase with up to 10% of the compensation received during the specified Offering Period, to be paid by payroll deductions during such Offering Period.

Notwithstanding the foregoing, in no event shall the number of shares purchased by an employee in any Offering Period exceed 1,000 shares. As of the last day of the pay period during any Offering Period, the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised an option to purchase one or more full or fractional shares at the then-applicable price; the employee's account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of the Corporation. Additional shares covered by the employee's option shall be purchased in the same manner, as of the last day of each subsequent pay period during the Offering Period.

5. Participation. An employee eligible for participation on the effective date of any Offering Period may participate in such Offering Period by completing and forwarding a payroll deduction authorization to the employee's appropriate payroll location in accordance with payroll procedures established by IBM. The form will authorize a regular payroll deduction from the employee's compensation, and must specify the first day of the Offering Period in which such deduction is to commence, which may not be retroactive. The form must be received by the Corporation's payroll department in accordance with payroll procedures established by IBM.

6. Deductions. The Corporation shall maintain payroll deduction accounts for all participating employees. With respect to any Offering Period under this Plan, an employee may authorize a payroll deduction of a whole percentage (up to a maximum of 10%) of the compensation the employee receives during the Offering Period (or during such portion thereof in which the employee may elect to participate).

No employee may be granted an option that permits his or her rights to purchase stock under this Plan, and any other stock purchase plan of the Corporation and its subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the

IBM Notice of 2000 Annual Meeting and Proxy Statement

applicable Offering Period) for each calendar year in which the option is outstanding at any time.

7. Deduction Changes. All changes to payroll deductions under the Plan shall be in accordance with payroll procedures established by IBM. An employee may change his or her payroll deduction, or terminate participation in the Plan, by filing a new payroll deduction authorization. Any increase in an employee's payroll deduction will not take effect sooner than the first payroll period beginning in the next Offering Period which begins after receipt of the authorization, provided the employee remains enrolled in the Plan. A decrease in an employee's payroll deduction or a termination of participation will not take effect sooner than the next pay period which begins after receipt of the authorization.

8. Employee Accounts and Certificates. Upon purchase of one or more full or fractional shares by a Plan participant pursuant to Section 4 hereof, the Corporation shall establish a book entry account in the name of the employee to reflect the share(s) purchased at that time. Certificates shall be issued only on request for full shares and also when necessary to comply with transaction requirements outside the United States. To request certificates, employees may call the Voice Response Service on tieline 771-7000 or outside line (201-324-0218) or send an E-mail to ibmfct@equiserve.com. In the event a participant terminates his or her account, any fractional share held in the account will be paid to the participant in cash.

9. Registration of Shares. Shares may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have shares registered in the employee's name as tenant in common or as community property with a member of the employee's family, without right of survivorship.

10. Definitions. The term "Corporation" or "IBM" means International Business Machines Corporation, a New York corporation.

The term "IBM stock" means the common stock of IBM.

The phrase "average market price" means the average of the high and low composite prices of IBM stock on the New York Stock Exchange on a given day or, if no sales of IBM stock were made on that day, the average of the high and low composite prices of IBM stock on the next preceding day on which sales were made on said Exchange.

The term "subsidiary" means a subsidiary of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code and the regulations promulgated thereunder, provided, however, that this Plan shall not be deemed to cover the employees of any subsidiary that did not participate in the IBM 1995 Employees Stock Purchase Plan, unless so authorized by the Committee.

11. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under this Plan unless and until such shares shall have been appropriately evidenced on the books of the Corporation.

12. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, the employee shall be ineligible to continue to participate in the Plan, and no payroll deduction shall be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

14. Application of Funds and Administrative Fees. All funds received or held by the Corporation under this Plan may be used for any corporate purpose. The Committee may impose reasonable administrative fees on participating employees to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan. Initially, the fee shall be $5 per participating employee per Offering Period.

15. Adjustments in Case of Changes Affecting IBM Stock. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for this Plan shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting IBM stock, such adjustments shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

IBM Notice of 2000 Annual Meeting and Proxy Statement

16. Disposition Restriction. If a participating employee disposes of any share purchased under the Plan during an Offering Period before the expiration of that Offering Period, the employee shall not be eligible to continue to participate in the Plan for the remainder of that Offering Period and the following Offering Period. For purposes of this Section, the term "disposition" shall be defined in accordance with Section 424(c) of the Internal Revenue Code, except that the issuance of a certificate also shall be treated as a disposition, but a transfer by reason of legal process shall not be treated as a disposition for purposes of this Section.

17. Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of stock of the Corporation voted at a meeting duly called, no amendment shall be made (i) increasing the number of shares approved for this Plan (other than as provided in Section 15 hereof) or (ii) decreasing the purchase price per share.

18. Termination of the Plan. This Plan and all rights of employees under any offering hereunder shall terminate:

(a) on the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair, or

(b)   at any time, at the discretion of the Board of Directors.

No offering hereunder shall be made which shall extend beyond June 30, 2005.

19. Governmental Regulations. The Corporation's obligation to sell and deliver IBM stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

20. Plan Shares. Shares for the Plan may be sourced from shares purchased in the open market, treasury shares, or authorized and unissued shares.

                          [LOGO] PRINTED WITH SOY INK

                [LOGO] Printed on recycled paper and recyclable

[LOGO] IBM

Dear IBM Stockholder:

Your vote is important. Please read both sides of the attached 2000 IBM Proxy/Voting Instruction Card. You can vote your shares through the Internet, by telephone or by marking, signing and returning the card. If you vote through the Internet or by telephone, there is no need to mail your card.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 25, 2000, at 10 a.m. in the Grand Ballroom of the Renaissance Cleveland Hotel, Cleveland, Ohio. If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card or signify your intention to attend when you access the Internet or telephone voting system. An admission ticket is attached for your convenience.

As part of IBM's strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM's Annual Report and Proxy Statement online. If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM's Paperless Annual Meeting Material Consent form online through the Internet at:

      http://www.ibm.com/investor/form

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.


/s/ Daniel E. O'Donnell

Daniel E. O'Donnell
Vice President and Secretary

|X| Please mark your                                                      9926
    votes as in this
    example

Proxy/ Voting
Instruction Card

IBM's Directors recommend a vote FOR proposals 1, 2, and 3 and AGAINST stockholder proposals 4 and 5. SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

--------------------------------------------------------------------------------
           IBM's Directors recommend a vote FOR proposals 1, 2, and 3.
--------------------------------------------------------------------------------

                                                                FOR     WITHHELD

1.    Election of Directors (see reverse)                       |_|       |_|

FOR, except vote WITHHELD from the following nominee(s):

________________________________________________________

                                                       FOR    AGAINST    ABSTAIN

2.    Ratification of appointment of auditors          |_|      |_|        |_|
      (page 21)

3.    Adoption of IBM 2000 Employees Stock Purchase    |_|      |_|        |_|
      Plan (Page 21)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           IBM's Directors recommend a vote AGAINST proposals 4 and 5.
--------------------------------------------------------------------------------

Stockholder Proposals on:                              FOR    AGAINST    ABSTAIN

4.    Executive Compensation (page 23)                 |_|      |_|        |_|

5.    Pension and Retirement Medical                   |_|      |_|        |_|
      (page 23)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Will attend Annual Meeting                                           |_|
--------------------------------------------------------------------------------
      If you are receiving multiple copies of stockholder publications,
      check box to discontinue mailings to this account.                   |_|
--------------------------------------------------------------------------------

SIGNATURE(S) ______________________________________  DATE ______________________

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET OR TELEPHONE.

                                                                      [LOGO] IBM

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]                                 [GRAPHIC OMITTED]

ELECTRONIC VOTING INSTRUCTIONS

To vote through the Internet log on to http://www.ibm.com/investor/vote

To vote by telephone call the toll-free number, 1-877-779-8683. Stockholders residing outside the United States, Canada and Puerto Rico should call 201-536-8073.

If you vote through the Internet or by telephone, use the control number in the box on the left just below the perforation.

Admission Ticket

This is your admission ticket for the Annual Meeting of Stockholders to be held on Tuesday, April 25, 2000, at 10 a.m. in the Grand Ballroom of the Renaissance Cleveland Hotel, Cleveland, Ohio. Please detach and present this ticket and picture identification for admission to the Annual Meeting.

Stockholders must have a ticket for admission to the meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

                                                                      [LOGO] IBM

        PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE IDENTIFICATION
                      FOR ADMISSION TO THE ANNUAL MEETING

[LOGO] IBM

International Business Machines        Proxy Solicited by the Board of Directors
Corporation                            for the Annual Meeting of Stockholders
Armonk, New York 10504                 April 25, 2000

PROXY/VOTING INSTRUCTION CARD

Louis V. Gerstner, Jr., Lawrence R. Ricciardi, and Daniel E. O'Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held in the Grand Ballroom of the Renaissance Cleveland Hotel, Cleveland, Ohio, at 10 a.m. on Tuesday, April 25, 2000, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2000 ANNUAL MEETING AND PROXY STATEMENT.

This card will also be used to provide voting instructions to the Trustee for any shares of common stock of International Business Machines Corporation held in the IBM Stock Fund investment alternative under the IBM Tax Deferred Savings Plan on the record date, as set forth in the Notice of 2000 Annual Meeting and Proxy Statement.

Election of Directors, Nominees:

01. C. Black, 02. K.I. Chenault, 03. J. Dormann, 04. L.V. Gerstner, Jr., 05. N.O. Keohane, 06. C.F. Knight, 07. M. Makihara, 08. L.A. Noto, 09. J.B. Slaughter, 10. A. Trotman, 11. L.C. van Wachem, 12. C.M. Vest

(Shares will be voted as directed if this card is: 1. signed and returned or 2. shares are voted over the Internet or by telephone or 3. other specific arrangements are made to have the shares represented at the meeting.)

PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING